UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Albany Molecular Research, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

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ALBANY MOLECULAR RESEARCH, INC.
26 Corporate Circle
Albany, New York 12203

May 2, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Albany Molecular Research, Inc. to be held on Wednesday, June 6, 2012 at 10:00 a.m., local time, at the Company’s corporate offices located at 26 Corporate Circle, Albany, New York 12203.

The attached proxy statement, with formal notice of the meeting on the first page, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully. Following the formal portion of the meeting, we will review our operations, report on 2011 financial results and discuss our plans for the future.

Your vote is important to us. We hope that you will be able to attend the meeting. Whether or not you plan to attend the meeting, we ask that you please complete, date, and sign the enclosed proxy card and return it as promptly as possible in the envelope provided. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Sincerely,
Thomas E. D’Ambra, Ph.D. Chairman, President and Chief Executive Officer

ALBANY MOLECULAR RESEARCH, INC.
26 Corporate Circle
Albany, New York 12203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 6, 2012

To the Stockholders of Albany Molecular Research, Inc.,

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Albany Molecular Research, Inc., a Delaware corporation (the “Company” or “AMRI”), will be held on Wednesday, June 6, 2012 at 10:00 a.m., local time, at the Company’s corporate offices located at 26 Corporate Circle, Albany, New York 12203 (including any adjournments or postponements thereof, the “Annual Meeting”) for the following purposes:

1.	To elect one Class II director of the Company, to serve until the 2015 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal;
2.	To ratify the Company’s selection of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year;
3.	To provide an advisory vote to approve the compensation of the Company’s named executive officers; and
4.	To consider and act upon any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of the Company’s common stock, par value $.01 per share, at the close of business on April 16, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, we urge you, whether or not you plan to attend the Annual Meeting, to complete, sign, date and mail promptly the enclosed proxy which is being solicited on behalf of the Board of Directors so that your shares will be represented at the Annual Meeting.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors,
Mark T. Frost Senior Vice President, Administration, Chief Financial Officer and Treasurer

Albany, New York
May 2, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

ALBANY MOLECULAR RESEARCH, INC.
26 Corporate Circle
Albany, New York 12203

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 6, 2012

May 2, 2012

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Albany Molecular Research, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 6, 2012 at 10:00 a.m., local time, at the Company’s corporate offices located at 26 Corporate Circle, Albany, New York 12203 or at any adjournments or postponements thereof (the “Annual Meeting”). The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2011, is being mailed together with this proxy statement to all stockholders of the Company entitled to vote at the Annual Meeting. The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about May 7, 2012 in connection with the solicitation of proxies for the Annual Meeting. Copies of the Annual Meeting Materials will also be available on the Company’s website at www.amriglobal.com.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

1.	To elect one Class II director of the Company, to serve until the 2015 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal;
2.	To ratify the Company’s selection of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year;
3.	To provide an advisory vote to approve the compensation of the Company’s named executive officers; and
4.	To consider and act upon any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of the Company’s common stock, par value $.01 per share (the “Common Stock”) at the close of business on April 16, 2012 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 30,770,993 shares of Common Stock were issued, outstanding and entitled to vote at the Annual Meeting.

The holders of Common Stock outstanding as of the Record Date are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote by proxy by completing, signing, dating and returning the accompanying proxy card in the postage-prepaid envelope enclosed for that purpose. Execution of the proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the taking of the vote at the Annual Meeting. Proxies may be revoked by (1) filing with the Secretary of the Company before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Albany Molecular Research, Inc., 26 Corporate Circle, Albany, NY 12203, Attention: Lori Henderson, Secretary, before the taking of the vote at the Annual Meeting.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

Stockholders of the Company are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. The persons named as attorneys-in-fact in the proxies, Thomas E. D’Ambra and Mark T. Frost, were selected by the Board of Directors and are officers of the Company. Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given, properly executed proxies will be voted “FOR” each of Proposals 1 through 3. It is not anticipated that any matters other than those described herein will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A representative from Computershare will serve as the Inspector of Elections and will count all votes and ballots.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company consists of seven members and is divided into three classes, with three Class I directors (Una S. Ryan, Ph.D., O.B.E., Arthur J. Roth, CPA, and Gabriel Leung), two Class II directors (Paul S. Anderson, Ph.D. and Kevin O’Connor) and two Class III directors (Thomas E. D’Ambra, Ph.D. and Veronica G. H. Jordan, Ph.D.). Directors serve for three year terms with one class of directors being elected by the Company’s stockholders at each Annual Meeting. Dr. Anderson has informed the Company that he will not stand for re-election at the Annual Meeting and will retire from our Board effective as of that date.

At the Annual Meeting, one Class II director will be elected to serve until the 2015 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal. The Board of Directors, upon the recommendation of the Nominating Committee, has nominated Kevin O’Connor for election as a Class II director. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Kevin O’Connor as a Class II director. Mr. O’Connor has agreed to stand for election and to serve, if elected, as director. However, if a person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

Vote Required For Approval

Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The nominee who receives the highest number of affirmative votes of the shares present or represented and voting on the election of Directors at the Annual Meeting will be elected to the Board of Directors. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of plurality. Votes withheld will be excluded entirely from the vote and will have no effect. Broker non-votes will also have no effect on the outcome of the election of directors.

Recommendation

The Board of Directors of the Company unanimously recommends a vote FOR the election of its nominee as director of the Company.

The following table sets forth the nominee to be elected at the Annual Meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with the Company currently held by the nominee and Director, the year each nominee’s or continuing director’s current term will expire and the nominee’s and continuing director’s current class.

Name	Positions with the Company	Age	Year First Became Director
Class II – Nominee for Election
Kevin O’Connor(1)(4)	Director	57	2000
Class III – Term Expires in 2013
Thomas E. D’Ambra, Ph.D	Chairman of the Board of Directors, President and Chief Executive Officer	56	1991
Veronica G. H. Jordan, Ph.D.(3)(4)	Director	61	2006
Class I – Term Expires in 2014
Una S. Ryan, Ph.D., O.B.E(1)(2)	Director, Lead Independent	70	2006
Arthur J. Roth(1)(3)	Director	72	2003
Gabriel Leung(2)(3)	Director	50	2010

(1)	Member of Nominating and Corporate Governance Committee.
(2)	Member of Research & Development Committee.
(3)	Member of Audit Committee.
(4)	Member of Compensation Committee.

DIRECTORS AND EXECUTIVE OFFICERS

The Company’s executive officers are appointed on an annual basis by, and serve at the discretion of the Board. Each executive officer is a full-time employee of the Company. The directors, nominee and executive officers of the Company are as follows:

Name	Age	Positions with the Company
Thomas E. D’Ambra, Ph.D.	56	Chairman of the Board of Directors, President and Chief Executive Officer
Mark T. Frost	48	Senior Vice President, Administration, Chief Financial Officer, and Treasurer
Steven Hagen, Ph.D.	51	Vice President, Pharmaceutical Development and Manufacturing
Lori M. Henderson, Esq.	50	Vice President, General Counsel and Secretary
Bruce J. Sargent, Ph.D.	58	Senior Vice President, Drug Discovery

Paul S. Anderson, Ph.D.	73	Director
Veronica G. H. Jordan, Ph.D.	61	Director
Gabriel Leung	50	Director
Kevin O’Connor*	57	Director
Arthur J. Roth, CPA	72	Director
Una S. Ryan, Ph.D., O.B.E.	70	Director

*	Nominee for election.

BIOGRAPHICAL INFORMATION

Nominee for Election as Class II Director for Term to Expire in 2015

Kevin O’Connor has served as one of our directors since March 2000. Mr. O’Connor has served as Chief Executive Officer of Tech Valley Communications, a telecommunications company, since July 2000. Mr. O’Connor previously served as the President of the Center for Economic Growth, Inc., a business-sponsored economic development organization, from February 1992 through July 2000. Mr. O’Connor also served as a Deputy Commissioner for the New York State Department of Economic Development from September 1987 to February 1992, as a Program Associate for the New York State Governor’s Office from July 1984 to September 1987 and held various positions in the New York State Division of the Budget and the New York State Department of Health from January 1980 to July 1984. Mr. O’Connor was recently elected to the Board of Directors of COMPTEL, the leading trade association for the competitive communications industry. In addition, Mr. O’Connor also serves as a director of several private companies and non-profit organizations. Mr. O’Connor holds a B.A. degree in history and a Masters degree in public administration from the State University of New York College in Brockport. Mr. O’Connor’s experience as a CEO provides him with skills related to management, finance, compensation, information technology and corporate governance. His government experience provides him with unique insights into economic development, which enables him to make valuable contributions in our Board’s deliberation process, especially in the areas of business strategy, competition, and the marketplace.

Class II Director — Term to Expire Upon Retirement following the 2012 Annual Meeting

Paul S. Anderson, Ph.D.

Incumbent Class III Directors — Terms Expiring 2013

Thomas E. D’Ambra, Ph.D. co-founded the Company in 1991 and has served as our Chairman of the Board and Chief Executive Officer since inception. Dr. D’Ambra was appointed the additional title of President in February 2003, a position he also held from 1991 – 1998. Prior to co-founding the Company, Dr. D’Ambra served as the Vice President, Chemistry and co-founder of Coromed, Inc., a traditional development contract research organization, from 1989 to 1991 and Group Leader and Senior Research Chemist with Sterling Winthrop, Inc., a pharmaceutical company, from 1982 to 1989. Dr. D’Ambra holds a B.A. degree in chemistry from the College of the Holy Cross and a Ph.D. in organic chemistry from the Massachusetts Institute of Technology. His entrepreneurial skills, strategic vision, leadership ability and in-depth knowledge of our business strategy, industry, product, research and development, operations and employees were critical to the growth experienced by the Company since its inception.

Veronica G. H. Jordan, Ph.D. has served as one of our directors since October 2006. Dr. Jordan is an independent consultant providing senior management expertise to companies developing novel healthcare products and services. Previously she served as president, chief executive officer and board member of Medelle Corporation, a medical device company in the women’s health area. Prior to joining Medelle, Dr. Jordan served 14 years, 1987 – 2001, as Senior Vice President and before that Vice President at Parexel International Corporation, a global contract pharmaceutical outsourcing organization that provides clinical research, medical marketing and consulting services. Dr. Jordan worked at Biogen Incorporated (now Biogen Idec), 1981 – 1987, as product manager and was ultimately promoted to director of marketing and business development. In 1979, Dr. Jordan began her industry career in the R&D labs at Baxter International after earning a B.Sc. in Biochemistry from Cambridge University and a Ph.D. in Biochemistry/Cell Biology from Oxford University, and completing a postdoctoral research fellowship at the Dana Farber Cancer Institute. Dr. Jordan brings a mix of scientific knowledge and executive leadership skills to the Board and has broad knowledge of the global pharmaceutical outsourcing sector. Dr. Jordan’s executive experience provides her with significant financial acumen and knowledge of our industry, business and compensation practices in our industry, which makes her qualified to serve on our Board and able to make valuable contributions to our compensation committee.

Incumbent Class I Directors — Terms Expiring 2014

Arthur J. Roth, CPA, has served as one of our directors since October 2003. Mr. Roth previously served as commissioner of the New York State Department of Taxation and Finance from 1999 to 2003. Prior to his appointment as Commissioner, Mr. Roth was Deputy Commissioner for Operations, New York State Department of Taxation and Finance from 1996 until 1999. Mr. Roth was a senior consulting director with Coopers and Lybrand from 1992 to 1996 and a founder and managing director of Roth Nobis & Company, an accounting firm serving the manufacturing and service industries, from 1968 to 1992. Mr. Roth serves as a director for MVP Healthcare and also serves as director for several non-profit companies. Mr. Roth served on the Board of Directors and as the Chair of the Audit Committee of First Albany Capital Inc. from October 2003 until August 2006. Mr. Roth is a certified public accountant and holds a B.A. degree from Syracuse University. Mr. Roth has expertise in taxation, public accounting, disclosure and financial systems management due to his roles in government and private accounting practice. In addition, Mr. Roth’s executive leadership experience provides him with insights into corporate governance matters. We believe Mr. Roth’s tax and financial expertise and leadership experience benefit the Company significantly.

Una S. Ryan, Ph.D., O.B.E. has served as one of our directors since October 2006. She is currently President of Diagnostics for All, a non-profit focused on low-cost and easy-to-use diagnostics for the developing world. Previously, she was President and CEO of Waltham Technologies, Inc. a company in the Clean Water-Clean Energy business. Concurrently, she holds the position of research professor of medicine at Boston University School of Medicine. Prior to joining Waltham, she was President and CEO of AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) and also a member of its Board of Directors, 1993 to 2007. Prior to AVANT, she was director of Health Sciences at Monsanto Company, 1990 to 1993. Before that, she held a number of positions in academia, including research professor of surgery at Washington University School of Medicine in St. Louis, 1990 to 1994; and professor of medicine at the University of Miami School of Medicine, 1972 to 1989. Dr. Ryan graduated from England’s Bristol University, with B.Sc. degrees in Zoology, Chemistry, and Microbiology. In 2009 she received an Honorary D.Sc. from Bristol University. She received a Ph.D. from Cambridge University. Dr. Ryan has served on several private company boards and industry trade organizations, including the board of BIO, and is past chair of the Massachusetts Biotechnology Council. In 2002, she was awarded the Order of the British Empire (O.B.E.) for her work to foster and promote biotechnology. Dr. Ryan has varied expertise specifically relating to our industry gained through her executive leadership of biotechnology companies in the role of CEO and through her participation and leadership roles in many industry organizations. In addition, she brings scientific expertise gained through her educational and professional experiences. Dr. Ryan has in-depth knowledge of the entire drug development process. We believe her industry and governance expertise and knowledge of the drug development process benefit our business directly.

Gabriel Leung, has served as one of our directors since November 2010. In August 2011, Mr. Leung was named Executive Vice Chairman of the board of Novocure, Ltd., a medical device company pioneering the fourth cancer treatment modality. From 2003 through 2010 Mr. Leung held executive positions at OSI Pharmaceuticals, most recently as executive vice president and president of the Pharmaceutical Business at OSI. While at OSI he was responsible for the entire oncology business unit, including Research and Development, Commercial, Medical Affairs and Business Development. Mr. Leung was instrumental in the record-setting launch of oncology drug Tarceva by OSI in 2004 and the successful acquisition of OSI by Astellas in 2010. Prior to OSI, Mr. Leung held positions at Pharmacia, most recently as Group VP, Global Prescription Business & Head, Global Oncology Franchise; and Bristol-Myers Squibb, most recently as Senior Director, US Oncology Marketing and Sterling Drug Inc. Mr. Leung has served as an advisor to the National Cancer Institute and has served for over ten years under former President George H.W. Bush as an active member of C-Change, a national initiative aiming to eliminate cancer as a major public health concern. In 2010, the Chinese Biopharmaceutical Association — USA presented Mr. Leung with the Brilliant Achievement Award in recognition of his outstanding contributions to building international research collaborations. He holds a B.S. in Pharmacy from the University of Texas at Austin and a M.S. in Pharmacy from University of Wisconsin-Madison. Mr. Leung has a variety of business experience that relates directly to our industry, including his leadership positions in global pharmaceutical companies and his participation and leadership in many industry organizations. Mr. Leung has global scientific and research and development experience, including extensive interactions with the FDA. We believe that his knowledge of the global pharmaceutical industry and the drug development and marketing industries benefit our business directly.

Executive Officers who are not Directors

Mark T. Frost has served as our Chief Financial Officer since December 2004 and was promoted in 2009 to Senior Vice President, Administration, and Chief Financial Officer. Prior to joining us, Mr. Frost was Vice President, Finance for Smith & Nephew Endoscopy, a global medical device division of S&N PLC, a medical device company, from September 1999 to November 2004. Prior to that, Mr. Frost spent 14 years in progressively responsible positions at General Electric Company, culminating in his appointment as chief financial officer of GE Capital’s Groupe Sovac Auto Financial Services in France. Prior to becoming CFO, he had been director of financial planning and analysis and deputy managing director and chief financial officer of GE Capital’s joint venture in Thailand. In addition, Mr. Frost held positions within GE Medical, GE’s Corporate Audit Staff, and he completed GE’s Financial Management Program. Mr. Frost holds a B.A. degree in International Relations/Economics from Colgate University and has completed graduate coursework at INSEAD.

Dr. Steven Hagen has served as our Vice President, Pharmaceutical Development and Manufacturing since September, 2008. Dr. Hagen is responsible for AMRI’s Chemical Development, Small Scale cGMP Manufacturing, and Large Scale Commercial Manufacturing business components, including operations in Albany/Rensselaer and Syracuse, New York; Hyderabad, India; as well as AMRI’s Large Scale Manufacturing operations in Rensselaer, New York, Aurangabad, India, Burlington, Massachusetts and Wales. Previously, Dr. Hagen was vice president for quality and analytical chemistry and was responsible for Analytical Chemistry, Quality Assurance and Regulatory Affairs for all AMRI locations. Dr. Hagen joined AMRI in 2005 as senior director of analytical quality services. Prior to AMRI, he spent over 10 years at Pfizer in positions of increasing responsibility culminating in director of analytical research and development at Pfizer’s Global Research and Development Division. Before Pfizer, he managed the analytical activities at Ribi ImmunoChem Research, Inc. in support of R&D, production and quality control. Dr. Hagen earned a Ph.D. in biochemistry and a Master’s degree in botany, both from the University of Idaho, as well as a B.A. in biology from Lawrence University.

Dr. Bruce Sargent has served as our Senior Vice President, Drug Discovery since January 2011, in this position he holds responsibility for AMRI’s global drug discovery operation embodying biology, chemistry and DMPK groups located in the US, Singapore, India and Hungary and for AMRI’s own R&D portfolio. Previously Dr. Sargent was Vice President of Discovery R&D, in which position he established AMRI’s internal drug discovery group and took responsibility for AMRI’s in vitro biology, metabolism and biotransformations and natural product operations. During his time in that role, AMRI announced a strategic license deal of its CNS program and several strategic natural product collaborations. Dr. Sargent joined AMRI in 2001, as Director of Medicinal Chemistry and held responsibility for several customer relationships, covering a wide range of therapeutic approaches. Prior to AMRI, Dr. Sargent worked for over 20 years as a drug discovery scientist at Boots Pharmaceuticals in the UK (later Knoll Ltd., the UK division of BASF Pharma), where he became Head of Chemistry. While at Boots Pharmaceuticals, Dr. Sargent managed research projects in several therapeutic areas, with a particular focus on CNS and metabolic disease. In addition to scientific and departmental management responsibilities, Dr. Sargent had strategic involvement in portfolio, licensing, M&A and collaborative activities. Dr. Sargent’s involvement at Knoll was international, managing groups in Spain and India and collaborating extensively with groups in Germany and the USA. Dr. Sargent is a member of the American Chemical Society and a Fellow of the Royal Society of Chemistry. He obtained B.A. and M.A. degrees in Natural Sciences from the University of Cambridge, a second B.A. degree in biology and computer science from the Open University and his Ph.D. from the University of Manchester.

Lori Henderson, Esq. joined AMRI in 2011 and is responsible for leading all of AMRI’s legal activities for the Company’s locations worldwide, including the United States, Europe and Asia. She also serves as the corporate secretary. From 2008 to 2010, she served as general counsel, corporate secretary and chief administrative officer for Rand Worldwide, Inc. where she oversaw the legal, human resource and IT departments of this technology company. Ms. Henderson was part of the management team that led the successful transaction between Rand Worldwide and Avatech Solutions Inc. From 1999 through 2008 she held increasing positions of responsibility at Moldflow Corporation and most recently was general counsel, corporate secretary and chief administrative officer for Moldflow Corporation, a company operating in the CAD/CAE business with global operations. At Moldflow, Ms. Henderson was responsible for the legal, human resources and IT functions at the Company, and was part of the management team that completed the successful sale of Moldflow to Autodesk in June 2008. Ms. Henderson also served as corporate counsel and secretary at C.P. Clare Corporation and prior to that was an associate at Goodwin Procter LLP, specializing in corporate transactions. Ms. Henderson holds a B.A. from Gordon College and a J.D. from George Washington University.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has selected KPMG as our independent public accounting firm for the 2012 fiscal year. The Board of Directors has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. KPMG LLP has audited our financial statements since 2005. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent auditors is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and our shareholders.

Vote Required For Approval:

A quorum being present, the affirmative vote of a majority of the votes cast is necessary to ratify the selection of KPMG LLP as the Company’s independent auditor for the fiscal year 2012.

Recommendation:

The Board of Directors of the Company unanimously recommends a vote FOR the ratification of the selection of KPMG LLP as the Company’s independent public accounting firm for the fiscal year 2012.

PROPOSAL 3

ADVISORY VOTE REGARDING COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement. This is commonly known as a “say-on-pay” vote. At the 2011 Annual Meeting of Shareholders, the Company’s shareholders voted, on a non-binding advisory basis, for the Company to hold future, non-binding advisory votes on the compensation of the Company’s named executive officers on an annual basis. In light of this result and after a discussion of the Board of Directors, the Board of Directors determined that the Company will hold future non-binding, advisory votes on executive compensation on an annual basis until the next required non-binding advisory vote on the frequency of such future non-binding, advisory votes on executive compensation. At the Annual Meeting, the Company is presenting to shareholders the following non-binding, advisory resolution regarding the approval of the compensation of the Company’s named executive officers:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation table and narrative discussion, is hereby APPROVED.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

As described more fully in the “Compensation Discussion & Analysis” and in the Summary Compensation Table and subsequent tables found herein the Company’s named executive officers are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and shareholder interests and concerns.

Vote Required For Approval:

The affirmative vote of a majority of the shares of the Company’s common stock present or represented by proxy and voting at the annual meeting is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless otherwise instructed, proxies solicited by the Board of Directors will be voted “FOR” this proposal.

Recommendation:

The Board of Directors of the Company unanimously recommends a vote FOR the approval of this proposal.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors and its Committees

The Board of Directors currently consists of seven (7) members. The Board of Directors is divided into three classes and each year one of those classes must stand for election. The Board of Directors of the Company held seven (7) formal meetings and three (3) voluntary meeting/conference calls during 2011. During 2011, each of the incumbent directors then serving attended 100% of the total number of formal meetings of the Board of Directors. The Board of Directors has established an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), a Nominating and Corporate Governance Committee (the “Nominating Committee”) and a Research and Development Committee (the “Research Committee”). Each of the incumbent directors then serving attended 100% of the total number of committee meetings of which they were members. The Board expects but does not require all directors to attend annual meetings of stockholders and all directors then serving were in attendance at the 2011 Annual Meeting of Stockholders.

Independence of Members of the Board of Directors

The Board of Directors has determined that the Company’s non-employee directors, Paul S. Anderson, Ph.D., Veronica G. H. Jordan, Ph.D., Gabriel Leung, Kevin O’Connor, Arthur J. Roth, and Una S. Ryan, Ph.D., O.B.E., are independent within the meaning of the director independence standards of the NASDAQ Stock Market, Inc. (“NASDAQ”) and the director independence standards of the Securities and Exchange Commission (“SEC”). Furthermore, the Board of Directors has determined that each member of the Audit and Compensation Committees of the Board of Directors is independent within the meaning of the director independence standards of NASDAQ and the SEC, and that each member of the Audit Committee meets the heightened director independence standards of the SEC for audit committee members.

The Lead Independent Director.  Dr. Ryan assumed this role in June of 2010. Dr. Ryan has been assigned several responsibilities designed to enhance board effectiveness, including coordinating and moderating executive sessions of the board’s independent directors, acting as principal liaison between the board and Company management, advising the chair regarding scheduling and content of board meetings, and working with the chairman and independent directors in other areas to improve corporate governance. The Lead Independent Director meets with the Board of Directors in executive session toward the end of every board meeting.

Board Leadership Structure

The positions of Chairman and CEO currently are combined at the Company and Dr. D’Ambra currently serves as the Chairman of the Board, President and Chief Executive Officer of the Company. The Company’s policy as to whether the roles of the Chairman and CEO should be separate is to adopt the practice which best serves the Company’s needs at any particular time. The Company believes this governance structure is appropriate and effective for the Company given that Dr. D’Ambra is a founder of the Company and has provided consistently strong leadership since the inception of the Company in 1991. Dr. D’Ambra’s dual role provides the opportunity for better decision making and board leadership given the greater level of information provided through his access to both management and the Board. The dual role provides a higher level of communication between management and the Board on all matters. We believe having one person serve as both CEO and Chairman of the Board also eliminates the potential of duplication of efforts and inconsistent actions. In addition, the role of the Lead Independent Director provides additional support for the Company’s corporate governance structure and, at present, the Board believes that the current structure effectively maintains independent oversight of management.

The Audit Committee

The Audit Committee appoints the independent registered public accounting firm to audit the Company’s financial statements and to perform services related to such audit, reviews the scope and results of the audit with the independent registered public accounting firm, reviews the Company’s year-end operating results with management and the independent registered public accounting firm, considers the adequacy of the internal accounting procedures and considers the effect of such procedures on the accountants’ independence. The

Committee has the right to retain outside independent consultants. The Audit Committee currently consists of Mr. Roth (Chair), Dr. Jordan and Mr. Leung, each of whom is independent as defined by the applicable rules of NASDAQ and the SEC, and as affirmed by the Board of Directors. The Board of Directors has determined that Mr. Roth qualifies as an “audit committee financial expert” as such term is defined by the rules adopted by the SEC. The Audit Committee held five (5) meetings during 2011. A copy of the Audit Committee Charter is available on the Company’s website at www.amriglobal.com under the Investor Relations section.

The Compensation Committee

The Compensation Committee reviews and recommends the compensation arrangements for executive officers, including the Chief Executive Officer, and reviews general compensation levels for other employees as a group, determines equity-based awards to be granted to eligible persons under the Company’s 2008 Stock Option and Incentive Plan (the “2008 Stock Plan”) and Technology Development Incentive Plan and takes such other action as may be required in connection with the Company’s compensation and incentive plans. The Compensation Committee also reviews and recommends compensation for the Board of Directors. The Compensation Committee consists of Drs. Jordan (chair) and Anderson, and Mr. O’Connor, each of whom is independent as defined by the applicable rules of NASDAQ and the SEC, and as affirmed by the Board of Directors. The Compensation Committee held four (4) meetings during 2011. A copy of the Compensation Committee Charter is available on the Company’s website at www.amriglobal.com under the Investor Relations section.

The Compensation Committee has the right to retain and dismiss outside independent consultants. Through 2011, the Compensation Committee engaged an independent outside compensation consultant, Pearl Meyer & Partners of Boston, MA, (“PM&P”) to advise it on matters related to the executive officers and board compensation. PM&P has participated in most Compensation Committee meetings since the second half of 2008. In consultation with PM&P, the Compensation Committee made certain determinations discussed below regarding 2011 full year compensation levels for executive officers and board members. PM&P did not provide any other services to the Company in 2011.

The Nominating Committee

The Nominating Committee consists of Messrs. O’Connor (Chair) and Roth, and Dr. Ryan, all of whom are independent for purposes of the listing standards of NASDAQ. The Nominating Committee is responsible for the implementation of the Company’s Corporate Governance Guidelines. The Committee evaluates the performance of the CEO and the Board of Directors. In addition, the Committee makes recommendations to the Board of Directors of candidates for election to the Board of Directors. In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers the minimum qualifications set forth in the Nominating Committee Charter including:

•	the highest personal and professional integrity,
•	demonstrated exceptional ability and judgment,
•	effectiveness, in conjunction with the other members of the Board, in collectively serving the long-term interests of the Company’s stockholders,
•	the nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition,
•	the nominee shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve and;
•	to the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director including retaining outside independent consultants. While the Company does not have a formal diversity policy for Board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating Committee considers, among other factors, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating Committee in connection with the general qualifications of each potential nominee.

The Committee may assess the size of the Board of Directors, the need for particular expertise on the Board, the upcoming election cycle of the Board of Directors and whether any vacancies are expected, due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee will consider various potential candidates for director which may come to the Nominating Committee’s attention through current directors, professional search firms, stockholders or other persons. The Nominating Committee will consider candidates recommended by stockholders, when the nominations are properly submitted, under the criteria summarized above. Following verification of the stockholder status of persons proposing candidates, the Nominating Committee makes an initial analysis of the qualifications of any recommended candidate pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board of Directors before deciding to undertake a complete evaluation of the candidate. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. See “Submission of Stockholder Proposals for 2012 Annual Meeting” in this Proxy Statement. The Nominating Committee held three (3) meetings during 2011. A copy of the Nominating Committee Charter is available on the Company’s website at www.amriglobal.com under the Investor Relations section.

The Research & Development Committee

The Research & Development Committee was established by the Board of Directors in April 2005 and consists of Drs. Anderson (Chair) and Ryan and Mr. Leung. Additionally, one former director, Dr. Anthony Tartaglia, continues to serve on the Research & Development Committee. The Research & Development Committee assists the Company in evaluating research and development issues and decisions, provides oversight of the Company’s R&D initiatives, and regularly provides an informed perspective on research and development efforts to the Board of Directors. The Research & Development Committee held four (4) meetings during 2011. A copy of the Research & Development Committee Charter is available on the Company’s website at www.amriglobal.com under the Investor Relations section.

Board Performance Self-Assessment

Each year the Board of Directors evaluates its performance and effectiveness. Each director completes an evaluation form developed by the Nominating and Governance Committee to solicit feedback on specific aspects of the Board’s role, organization, and meetings. The collective ratings and comments are compiled by the Corporate Secretary and presented to the full Board. Each Board Committee conducts an annual performance self-assessment through a similar process.

Enterprise Risk Management

The Company has established a Risk Management Committee that employs a number of risk identification and mitigation strategies. The Committee has surveyed the business to identify risks, analyze the probability of occurrence and impact to our business of those risks, and oversee mitigation efforts. The Committee conducts periodic reviews of ongoing business performance, financial results and future opportunities and risks. The Committee regularly reports to the full Board of Directors.

Stockholder Communication

The Board of Directors welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be addressed to Lori M. Henderson, Secretary, Albany Molecular Research, Inc., 26 Corporate Circle, P.O. Box 15098, Albany, NY 12212-5098 and marked to the attention of the Board of Directors or any of its committees or individual directors.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company. The Code of Business Conduct and Ethics is available on the Company’s website, www.amriglobal.com, under the Investor Relations section. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which applies to any of our executive officers or directors will be disclosed on our website promptly following the date of such amendment or waiver.

COMPENSATION DISCUSSION AND ANALYSIS

We provide a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive, long-term equity incentive grants, a broad-based benefits program, and in some instances non-recurring perquisites. For the first time in 2011, our stockholders voted on an advisory basis with respect to our compensation program for named executive officers. Of the votes cast (excluding abstentions and broker non-votes), 97% were cast in support of the program. In light of this, in reviewing the executive compensation program for 2012, the compensation committee of the Board of Directors (the “Compensation Committee”) decided to retain the general overall program design implemented in 2011, which ties executives’ pay closely with our performance. In the future, the Compensation Committee will continue to consider the executive compensation program in light of changing circumstances and stockholder feedback. This Compensation Discussion and Analysis explains our compensation philosophy and policies and practices with respect to our chief executive officer, chief financial officer, and the other three most highly-compensated executive officers, who are collectively referred to as the named executive officers.

Executive Summary — 2011 Results

In early 2011, the Company established aggressive goals related to the growth in contract revenues and growth in operating margin, excluding royalties received based on certain licensed products. The Board of Directors agreed on performance targets that required at least 20% growth in contract revenue, at least 40% growth in operating margin and safety incident rates that were below applicable industry norms. Recognizing that cost control, along with revenue growth would result in increased operating margin, the Compensation Committee placed the largest weighting on the operating margin growth measure for 2011 and 55% of the executive annual cash incentive program was weighted on meeting operating margin targets. 2011 was another challenging year for the Company’s business. As a result, the Company did not meet its established targets for growth in contract revenue or operating margin. Individual executive officers, however, met a number of their individual goals for the year. In light of the performance based nature of the Company’s compensation philosophy, management recommended and the Compensation Committee agreed that the executive staff receive no annual cash incentive payments following the review of our 2011 results. In addition, during the annual performance review process in early 2011, no changes were recommended in the base salaries for the executive team other than a temporary increase provided to Dr. Hagen as discussed in more detail herein. The Compensation Committee determined to continue the modest grants of equity awards to the executive staff, and as discussed further below, provided certain equity grants to Dr. D’Ambra for 2011, which awards had not been provided in prior years given Dr. D’Ambra’s holding of AMRI common stock. The Compensation Committee did not discuss or approve any additional perquisites for the executive staff, which remain modest and are only those perquisites that are also available to other employees of the Company. Early in 2012, the Compensation Committee, in consultation with its independent consultants, determined to revise certain aspects of the executive employment agreements to more appropriately align them with current practice in the industry. The amended employment agreements are described in this proxy statement.

With respect to Dr. D’Ambra, the Compensation Committee is aware of the compensation earned by Dr. D’Ambra pursuant to the Technology Development Incentive Plan established by the Company. The Compensation Committee considers that such amounts, which are earned based on Dr. D’Ambra’s scientific discoveries and the resulting royalties on those discoveries, are not to be included as part of his executive compensation as it is considered by the Compensation Committee. Dr. D’Ambra is only eligible to receive Technology Development Incentive payments as long as, and to the extent that, the Company receives royalties based on the technology invented by Dr. D’Ambra and such payments are not dependent on his being employed by the Company. As such, any such amounts are excluded when reviewing Dr. D’Ambra’s overall compensation levels, both individually and in comparison to the peer group.

The Objectives of our Executive Compensation Program

The Compensation Committee is composed of independent directors. The primary purpose of the Compensation Committee is to review, oversee, and evaluate our executive compensation policies, strategies and programs.

Our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain key executive talent by providing compensation and benefit opportunities that are comparable to those offered by life science, biotech, research and other technology industry appropriate companies of similar size.
•	Provide a competitive total compensation package based on an executive meeting or exceeding annually defined short- and long-term business goals that align with the creation of shareholder value.
•	Recognize, and reward individual contributions to departmental and overall business results.
•	Foster a shared commitment among executives to meeting departmental and company goals while promoting the Company’s shared core values.

Compensation Philosophy and Principles

It is the philosophy of the Compensation Committee that the executive compensation program be both performance- and market-based, and that a significant portion of compensation be allocated to short- and long-term variable performance-based compensation instruments. Our compensation philosophy for our executive officers is to provide base salaries that are slightly below market median for similarly situated executives in comparable firms, and to provide incentives that approximate the median of the market for achieving target level performance. Actual base salaries may vary from this generally targeted position based on the performance, tenure, experience and contributions of the individual. Actual annual cash incentives will vary with the annual performance of the Company and the individual. Actual total cash compensation can be less than or greater than the median of the market, based on these factors. To balance both short- and long-term objectives and to align the executives with shareholders, long-term incentives are awarded and may vary based on performance, market levels, and expected contributions.

We strive to attract and retain executives with the ability and the experience necessary to lead and deliver strong performance to our shareholders by providing a total compensation package that is competitive. We benchmark our salary, target incentive levels and practices, as well as performance results in relation to other comparable industry companies of similar size in terms of revenue, number of employees and market capitalization. We believe this group of companies (which is set forth below) represents an appropriate peer group as it includes similar organizations with whom we would compete for executive talent. We periodically review the companies in our peer group in order to maintain an appropriate group in terms of size and business model similarity.

Because we maintain a balanced compensation approach featuring a variety of elements designed to achieve the Company’s short- and long-term objectives, we do not believe that the program is structured to promote inappropriate risk-taking by our executives, nor do we believe that a focus on near-term challenges in 2012 will ultimately detract from our ability to progress toward our long-term objectives. We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Our program has always been designed to ensure that long-term incentives are an important element of core compensation. In addition, we believe specific elements of the program operate to moderate risk-taking behavior. For instance, our annual cash incentive award program has maximum limits of payout that can be attained. Furthermore, we believe that in evaluating and approving specific individualized performance goals for our executives, the Compensation Committee is cognizant of and sensitive to the need to properly align management’s incentives with the overall strategic objectives of the Company.

Comparative Consideration

In 2011, the Compensation Committee engaged Pearl Meyer and Partners (“PM&P”) to conduct a review of comparable compensation practices for the executive officer group. This review included an update of the established peer group of publicly traded companies, which peer group had been last reviewed in 2008. Each position in the senior executive team including the CEO, CFO, and the other named executive officers was benchmarked against a comparator group of publicly traded peer companies. The new “Peer Group” which was reviewed and approved by the Compensation Committee consists of:

Accelrys Inc.	Kendle International Inc.
Affymetrix, Inc.	Luminex Corp.
BioClinica Inc.	Medidata Solutions Inc.
Caliper Life Sciences Inc.	MEDTOX Scientific Inc.
Cambrex Corp.	Meridian Bioscience Inc.
Emergent BioSolutions Inc.	Myriad Genetics Inc.
Enzo Biochem Inc.	PDI Inc.
eResearchTechnology Inc.	TECHNE CORP.

The Compensation Committee, in consultation with PM&P, focused the Peer Group on companies in the life sciences industry that are contract research organizations, contract manufacturers and companies that provide research related services and products to the life sciences industry. Pure pharmaceutical companies were not included in the Peer Group as the Compensation Committee and PM&P both feel those companies are not appropriate comparables as they tend to have different business models and compensation practices in place. At the time the Peer Group was reviewed all peer firms had revenues from Company’s revenues, however, the market capitalization of the majority of the comparator firms was significantly higher than that of the Company.

In addition to the proxy data collected from the Peer Group, established published surveys of life sciences, biotechnology, research and other technology industries are used to assess our estimates of competitive market pay levels and practices. The benefit of published survey data is the large sample size of incumbents within companies of similar size and industry. The larger sample size, relative to publicly disclosed compensation data of our peers, increases the reliability of the data.

We review median compensation levels for executives for the peer group and companies represented in the surveys, but we do not set specific target ranges related to industry peers for individual executive compensation decisions. The median is used as one point of reference in making compensation decisions.

Key Compensation Elements and Determinants

Factors Used in Determining Pay

The table below provides an overview of the elements, purpose and determination factors of the three core compensation elements used in our current compensation program.

Compensation Element	Purpose	Determinations and Adjustments	Deliverable
Base Salary and Benefits	Attract and retain executive officers through competitive pay and benefit programs	Individual performance, experience, tenure, competitive market data and trends, internal equity among positions within the Company with similar responsibilities, executive potential and the Company’s business outlook	Base salary – fixed bi-weekly cash payments Benefits – annual health and welfare insurance, retirement savings programs and stock purchase programs
Annual Non-Equity Incentive Award	Create an incentive for the achievement of pre-defined annual business objectives	For target non-equity percentages – competitive market data and trends and internal equity among positions within the Company with similar responsibilities

		For actual non-equity payouts – performance against pre-established criteria in the annual cash incentive plan and individual performance	Annual variable cash payout, payable late in the first quarter of the following year
Long-Term Incentive Plan	Align the interests of executive officers over a multi-year period directly with the creation and preservation of long-term shareholder value while creating appropriate recruiting and retention incentives through the use of multi-year vesting schedules	Annual award – individual performance, company performance, internal equity among positions within the Company with similar responsibilities and executive potential

New hire, promotion and special awards – internal equity among positions within the Company with similar responsibilities and market data and trends	Annual award – delivered using approximately 50% restricted stock awards and approximately 50% stock option awards, generally awarded in late first quarter

New hire, promotion and special awards – time-based restricted stock awards and stock option awards

Each element of compensation outlined above is considered both individually and collectively when considering compensation matters. Compensation adjustments also consider the interrelation between each compensation element to ensure that the entire program is appropriately aligned. In addition, the Compensation Committee may also apply discretion in determining specific compensation levels of individual executives. The compensation program is evaluated annually taking into consideration evolving changes to the existing business strategy and plans of the Company.

The Compensation Committee considers recommendations regarding the level of compensation paid to executive officers when compared to competitive market data, and seeks input from the Chief Executive Officer and the Committee’s independent compensation consultant. In addition, the Chief Executive Officer assesses each executive officer’s contributions to the business and his or her ability to execute on our long-term strategy when making recommendations to the Committee regarding compensation, but cannot unilaterally implement compensation changes for any executives reporting directly to him. The Chief Executive Officer does not participate in the determination of his own compensation. The Committee regularly evaluates the CEO’s performance and reviews its discussions regarding our Chief Executive Officer’s performance and compensation with the full Board prior to communicating compensation decisions to our Chief Executive Officer.

Base Salary

It is our objective to have base salaries reflect position responsibilities and the incumbent or potential incumbent’s value to the Company in performing job responsibilities. Executives are considered for periodic merit and competitive pay increases, generally on an annual basis, in the first quarter of the fiscal year. Each of our named executive officers has entered into an employment agreement with the Company. Minimum salaries are set in the agreement for the executives. These minimums have been determined by the Company and reviewed and confirmed with the Compensation Committee based on a variety of factors, such as market data for such position, the experience of the executive entering into the agreement and the cost of living in the executive’s home state.

In March, 2011, the Compensation Committee agreed that the executive officers would not receive any adjustment to base salary in 2011 and as such, the base salaries for the executive officers remained the same for 2011 including Dr. D’Ambra whose salary remained at the reduced level of $400,000. Ms. Henderson joined the Company in January 2011 and her base salary was established at that time based on a review of comparable compensation arrangements for the peer group and negotiations with Ms. Henderson prior to her joining the Company. In February 2012, the Compensation Committee agreed that the named executive officers would receive a 5% increase in base salary in 2012, such increase to be effective on April 2, 2012, the same date as the salary adjustments for the other US staff of the Company.

The following table provides information regarding base salary provided to our named executive officers in 2011 and the base salary expected for 2012:

Name	Amount of 2011 Base Salary Adjustment	2011 Base Salary	Amount of 2012 Base Salary Adjustment	2012 Base Salary (effective April 2, 2012)
Thomas E. D’Ambra, Ph.D.	0%	$400,000	5%	$420,000
Mark T. Frost	0%	$360,500	5%	$378,000
Steven Hagen Ph.D.(1)	0%	$275,834	5%	$289,626
Lori M. Henderson, Esq.	0%	$300,000	5%	$315,000
Bruce Sargent, Ph.D.	0%	$280,000	5%	$294,000

(1)	In January, 2011, the Board of Directors of the Company provided a temporary increase to Dr. Hagen’s base salary from $275,834 to $370,604. Such base salary was then decreased in December 2011 to $322,946, which is the annual amount currently being paid to Dr. Hagen. For purposes of all calculations based on “base salary” however, the salary in the above table would be used. This temporary base salary increase was implemented to allow Dr. Hagen more time to sell a home owned by him. Dr. Hagen has experienced difficulty in the current housing market with the sale of this home, which was originally purchased when he relocated to Albany to accept employment at AMRI; and the base salary temporary increase is directly correlated to the costs of continuing to own this home in addition to his current residence and is not intended to be permanent in nature. It is not the intention of the Compensation Committee that the temporary increase would be paid to Dr. Hagen in the event that severance was payable to him under the terms of his employment agreement, as discussed further below in “Employment Agreements” and the annual non-equity incentive plan awards that are established by the Compensation Committee are based on the base salary without taking into account the temporary increase. For purposes of all calculations based on “2011 base salary” however, the salary in the above table would be used.

Annual Non-Equity Incentive Plan Awards

Our compensation program provides for an annual non-equity incentive award that is linked to individual, department and company performance. The purpose of this program is to provide additional compensation for individuals based on attaining or exceeding individual specific, department specific and/or corporate goals. Goals and objectives for the executive officers for the fiscal year are recommended by the CEO and approved by the Compensation Committee. Specific goals and objectives for the CEO are set by the Compensation Committee.

The non-equity incentive program is designed to motivate and reward achievement of critical financial and strategic goals and milestones. Non-equity incentive awards are earned for achieving target performance levels with potential for greater or lesser amounts depending upon actual performance and are designed to motivate the executive team to achieve or exceed financial performance goals to receive an award. No non-equity incentive is awarded if performance goals are not met.

At the beginning of each year, our Compensation Committee approves the corporate, department and individual goals under the non-equity incentive program and using competitive market practices as a guide in consultation with PM&P, establishes the potential non-equity incentive payouts for each named executive officer at threshold, target and superior performance levels. The following table outlines the threshold, target and superior payouts that an executive may receive (expressed as a percent of base salary).

Potential Non-Equity Incentive Payouts (% of Base Salary)

	Threshold	Target	Superior
Dr. D’Ambra	30%	60%	90%
Mr. Frost	22.5%	45%	67.5%
Dr. Hagen(1)	20%	40%	60%
Ms. Henderson	20%	40%	60%
Dr. Sargent	20%	40%	60%

(1)	Non-Equity Incentive Payments are made with reference to the base salary for Dr. Hagen, not including the temporary increase described herein.

The following table outlines the specific weighting, by executive, for corporate versus department/ individual goals and objectives.

	% Non-Equity Award Based on Corporate Performance Measurements	% Non-Equity Award based on Department/ Individual Measurements
Dr. D’Ambra	70%	30%
Mr. Frost	70%	30%
Dr. Hagen	70%	30%
Ms. Henderson	70%	30%
Dr. Sargent.	70%	30%

The portion of the executive’s non-equity award that was calculated on corporate performance measurements in 2011 was based on December 31, 2011 goals and results for:

•	Contract revenue (Exclusive of Allegra/other royalty revenue) = 35% of corporate measure
•	Operating margin (Exclusive of Allegra/other royalty revenue) = 55% of corporate measure
•	Safety (Incident rate and DART rate as compared to goals) = 10% of corporate measure

Dr. D’Ambra’s individual goals were established to be drivers of the financial margin/profitability and revenue goals of the corporation, along with attaining specific business related goals and milestones, in support of each other executive officer. Mr. Frost’s individual goals were closely aligned with the financial performance of the corporation, particularly with respect to cash management and liquidity, and also were reflective of the department and corporation’s goals and initiatives in performance improvement, systems, service and leadership development. Dr. Hagen’s goals were based on revenue targets and initiatives for the Company’s pharmaceutical services operations, as well as expansion and new business growth and leadership development targets for areas of the business for which he was responsible. Dr. Sargent’s individual goals were based on revenue growth, new business integration, development of sales systems and metrics and customer feedback. Ms. Henderson’s goals were based on accomplishing certain outcomes related to litigation and other legal matters.

Goals are set whenever possible by identifying metrics for threshold, target and superior levels of performance. The goals are designed to be in line with business objectives and are tied to the internal corporate budgeting process. The target goal is determined using prior year attainment, market conditions and setting reasonable performance expectations. Threshold and superior goals are established setting reasonable baseline and overachievement metrics, respectively. The Company is not disclosing the specific performance targets for the key strategic and financial goals because they represent confidential commercially sensitive information that the Company does not disclose to the public and it believes if disclosed would cause competitive harm. Goals such as improving product development on time performance, market share targets, cost reduction targets for materials, achieving milestone dates, achieving margin goals, and describing revenue targets for services are inherently competitive and if disclosed provide valuable insight of specific customers, markets, and areas where the Company is focusing. Goals, such as those whose focus is to improve competitive positioning, are naturally challenging due to the strong competition within the markets in which the Company operates.

Fiscal Year 2011 Non Equity Award Decisions

The Corporate performance results for contract revenue and operating margin targets did not meet the “Threshold” level in 2011. The safety related metrics attained “Superior”. Each executive officer did achieve a portion of his or her individual goals for the 2011 year, however because the business did not attain results that reached the “Threshold” level of performance for the 2011 established operating margin and contract revenue goals, it was determined that none of the executives would receive a non-equity incentive payment.

Technology Development Incentive Plan

The Company maintains a Technology Development Incentive Plan which was adopted and approved by the Board of Directors as an incentive to stimulate and encourage development of novel and innovative technology. Employees who are the inventors and involved in the development of intellectual property that directly results in licensing, royalty or milestone revenue are entitled to technology incentive compensation in accordance with the plan. Dr. D’Ambra, named as the inventor in our key Allegra patents, is eligible for payments of 10% of the royalties received by the Company from sanofi-aventis under the terms of the Technology Development Incentive Plan. In 2011, Dr. D’Ambra was eligible for payment under this plan in the amount of $3,556,148. In addition, Dr. Sargent participated in the development of certain of the key compounds licensed to Bristol-Myers Squibb in 2005 and during 2011 received $5,100 in connection with a milestone award paid to the Company by Bristol-Myers Squibb.

Long Term Incentive Compensation

We maintain a long-term incentive program that provides for periodic awards of restricted common stock and option awards. Grants are typically made on an annual basis as recommended by the CEO and approved by the Compensation Committee. The objective of the program is to align compensation for the named executive officers over a multi-year period directly with the interests of our shareholders. In addition, this program is an important tool in the recruiting and retention of key employees. The program rewards the creation and preservation of long-term shareholder value.

We review the mix of long-term incentives, base salary and non-equity incentive payments with competitive market compensation data provided by PM&P. There is no specific fixed percentage of compensation set to be targeted as long-term compensation. It has been the Company’s practice for an annual award to be made by the Compensation Committee to executives and key employees.

The Compensation Committee delegated authority to the Chief Executive Officer to allocate equity awards to employees who are not executive officers with limits on the number of shares that can be granted to any one individual without Committee approval. The timing of awards are made without regard to anticipated earnings or other major announcements of the Company.

In general, certain newly hired employees, including executive officers, are granted stock options and/or other equity awards on the first day of employment, with the options having an exercise price based on the fair market value of our common stock on the date of grant. The employees’ start dates are scheduled without regard to anticipated earnings or other major announcements by the Company.

Executives may also be awarded stock options or grants as a means of long-term incentive compensation outside of the scheduled annual distribution. Grants of this nature above a stated level, as with the annual grant, must be recommended by the CEO and reviewed and approved by the Compensation Committee, and are generally awarded for specific exceptional performance, recognition, promotion, retention of a key employee, new employment packages or other extraordinary circumstances.

The equity awards provided to each executive in 2011 are detailed in the Outstanding Equity Awards at 2011 Fiscal Year End Table and the annual awards are described more fully below. Each of Dr. Sargent and Ms. Henderson received equity awards which are unrelated to the annual awards established by the Compensation Committee. In the case of Dr. Sargent, he was awarded stock options and restricted stock in January 2011 in connection with his promotion to his current position as Senior Vice President of Drug Discovery. In the case of Ms. Henderson, options and restricted stock were granted to her in connection with her commencement of employment in January, 2011, based on the Compensation Committee’s review of industry comparable awards and following negotiation with Ms. Henderson.

Mix of Restricted Stock and Stock Options

The provisions of our stock incentive plan provide for the distribution of a number of potential equity incentive awards, however we have primarily utilized only stock options and restricted stock grants to date. In 2011 the Compensation Committee approved a long-term incentive grant for executives that represented a mix of restricted stock and non-qualified stock options. The mix was established such that 50% of the grant for the named executives was designated as restricted stock, while 50% was designated as non-qualified stock options. Because restricted stock shares are “full value” awards, we consider one share of restricted stock to have the equivalent value of three stock options.

In determining the use of long-term incentive instruments for 2011, the Committee considered the following factors:

•	The ‘at risk’ nature of the grant — Non-qualified stock options drive an executive to contribute to the creation of shareholder value through an increase in stock price in order to recognize any income at the time of exercise. This puts the option holdings at risk of generating no value if shareholders do not also recognize an increase in stock price.
•	The dilutive impact of the grant, as restricted stock under our plan require fewer number of shares to be granted to provide the same competitive value as options, and therefore the dilutive effect on earnings per share is generally lower with restricted stock.

•	The accounting impact of stock option expensing.
•	The tax implications to the Company and employee.
•	The value of each form of equity grant to the employee as a motivation and/or retention tool.
•	The number of shares granted to an executive relative to industry comparables.

Following the review of these factors, the Compensation Committee concluded that the benefits to the Company and to the executives of non-qualified stock options and restricted stock outweighed the benefits for incentive stock options. In addition, following discussion with PM&P and with Dr. D’Ambra, the Compensation Committee determined for the first time to award both restricted stock and non-qualified stock options to Dr. D’Ambra. Historically, based on Dr. D’Ambra’s personal holdings of the outstanding common stock of AMRI, Dr. D’Ambra requested and the Compensation Committee agreed that the equity grants should be made to the executive staff and the employees of the Company, allowing the Company to preserve the pool of shares available for such awards. During 2011, the Compensation Committee determined that the benefits to the Company in awarding such equity awards to Dr. D’Ambra were significant and would further align Dr. D’Ambra’s interests with those of the shareholders. As such, Dr. D’Ambra received an award of restricted stock and options as described more fully herein.

Performance Vesting for Restricted Stock and Stock Options

For the first time in 2011, the Compensation Committee reviewed and adopted performance criteria for certain of the restricted stock and stock options granted to the executive team. Following consultation with PM&P, the Compensation Committee determined that providing an incentive to the executive team to drive aggressive top line revenue growth was an important factor in returning the Company to growth and profitability. As such, 100% of the 2011 equity awards to Dr. D’Ambra and 50% of the equity awards to the other members of the executive staff were performance based and require that the Company achieve 20% contract revenue growth on a year over year basis in order to vest (the “2011 Performance Targets”). These equity awards, along with the time-based equity awards, vest 25% per year over four years. Based on the Company’s audited results for 2011, the Company did not achieve 20% year over year revenue growth and thus 25% of the performance based awards will be forfeited by Dr. D’Ambra and the executive staff. The named executive officers continue to be eligible to earn the remaining 75% of such award as the 20% revenue growth targets are established each year based on the actual revenue achieved at the end of each prior calendar year.

Employment Agreements and April 2012 Amendments thereto.

We have entered into employment agreements with all of our named executive officers, Dr. D’Ambra, Mr. Frost, Ms. Henderson, Dr. Hagen and Dr. Sargent. These agreements, which were amended and restated in April 2012, provide for a certain level of severance in the event of a termination of employment by us without cause or by the executives for good reason. In return, each executive agrees, during the term of employment and for a period of time thereafter, not to compete with us or solicit or hire our employees and independent contractors. We have also entered into Employee Innovation, Proprietary Information and Post-Employment Activity Agreements with each of our named executive officers. Under these agreements, each executive agrees, during the term of employment and for two years thereafter, or for one year in the case of Mr. Frost, not to compete with the Company by engaging in the sale or performance of any similar services for competitors in our industry or to solicit our employees. We believe that these agreements together are fair to our executives and to our shareholders because these agreements provide severance in exchange for the restrictive covenants which protect us. Further, because the severance level is negotiated up front, it makes it easier for our board to terminate executives for any reason without the need for protracted negotiations.

The employment agreements with our named executive officers also provide additional protection to the officers in the event of a change in control, including full vesting of stock options and restricted stock and severance payments (for additional details, please see “Potential Payments upon Termination or Change-in- Control” section). Consistent with industry practice, our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of equity grants upon a change in control. By agreeing up front to provide such protection, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and ensure that management is motivated to negotiate the best merger consideration for our shareholders. For Dr. D’Ambra and Mr. Frost, the amended agreements replaced the existing ‘gross up’ language with a ‘modified cut back’ provision, which provision would apply to reduce the severance payments to the threshold only if the executive is better off on an after-tax basis with the reduction in severance payments. The term “threshold amount” means an amount equal to three (3) times the executive’s “base amount” within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended and the applicable regulations (the “Code”) less one dollar ($1.00). This modification reflects the consideration by the Compensation Committee of the Board of Directors of the changing institutional investor views with respect to “gross up” provisions in executive employment agreements by making these provisions less favorable to the Executive and potentially less costly to the Company in the event of a Change of Control. For Ms. Henderson, Dr. Sargent and Dr. Hagen, the amended agreements replaced the existing full cut back provision with the modified cut back provision described in the foregoing sentences. In addition, for each executive other than Dr. D’Ambra, the amended agreements increased the severance that would be payable to the executive in the event that he or she was terminated within two years following a change in control of the Company such that the executive would receive 1.5 times the sum of (x) the executive’s base salary at the rate then in effect plus (y) an amount equal to the executive’s cash bonus, if any, received in respect of the immediately preceding year within thirty (30) days of the date of termination. These changes were reviewed in light of the comparative companies in the revised peer group.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors and the Directors who served as members of the Compensation Committee during 2011 have reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussions, have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee Veronica G.H. Jordan, Ph.D., Chairwoman Paul S. Anderson, Ph.D. Kevin O’Connor

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2011, 2010 and 2009, the compensation awarded or paid to, or earned by, our “principal executive officer,” “principal financial officer” and the three other highest paid executive officers whose total compensation in fiscal year 2011 exceeded $100,000 (our “Named Executive Officers”):

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Thomas D’Ambra, Ph.D. Chairman, President & CEO	2011	$400,000	$—	$104,997	$154,800	$—	$3,569,470	$4,229,267
	2010	$438,462	$—	$—	$—	$—	$3,465,600	$3,904,062
	2009	$500,000	$—	$—	$—	$33,250	$3,456,590	$3,989,840
Mark Frost Executive Vice President and Chief Financial Officer	2011	$360,500	$—	$61,248	$90,300	$—	$9,060	$521,108
	2010	$353,635	$—	$35,600	$45,840	$—	$9,060	$444,135
	2009	$350,000	$—	$33,240	$43,320	$68,594	$9,091	$504,245
Steven Hagen, Ph.D(1) Vice President Pharmaceutical Development and Manufacturing	2011	$362,387	$—	$45,938	$67,725	$—	$12,195	$488,245
	2010	$270,581	$60,000	$31,150	$40,110	$—	$11,653	$413,494
	2009	$267,800	$—	$29,085	$37,905	$36,555	$9,091	$380,436

Lori M. Henderson Vice President, General Counsel and Corporate Secretary	2011	$271,154	$—	$102,291	$271,813	$—	$10,859	$656,117
Bruce J. Sargent, Ph.D. Senior Vice President, Drug Discovery	2011	$280,000	$—	$75,888	$112,125	$—	$18,422	$486,435
	2010	249,767	$—	$31,150	$40,100	$—	$13,043	$360,196
	2009	255,323	$—	$29,085	$37,905	$26,136	$23,578	$372,027

(1)	In January, 2011, the Board of Directors of the Company provided a temporary increase to Dr. Hagen’s base salary from $275,834 to $370,604. Such base salary was then decreased in December 2011 to $322,946, which is the annual amount currently being paid to Dr. Hagen. This temporary base salary increase was implemented to allow Dr. Hagen more time to sell a home owned by him. Dr. Hagen has experienced difficulty in the current housing market with the sale of this home, which was originally purchased when he relocated to Albany to accept employment at AMRI; and the base salary temporary increase is directly correlated to the costs of continuing to own this home in addition to his current residence and is not intended to be permanent in nature. It is not the intention of the Compensation Committee that the temporary increase would be paid to Dr. Hagen in the event that severance was payable to him under the terms of his employment agreement, as discussed further below in “Agreements with Named Executive Officers” and the annual non-equity incentive plan awards that are established by the Compensation Committee are based on the base salary without taking into account the temporary increase, as discussed further below in “Agreements with Named Executive Officers”. For purposes of all calculations based on “2011 base salary” however, Dr. Hagen’s $275,834 base salary would be used.
(2)	This column represents the aggregate grant date fair value of restricted stock awards with respect to the 2011, 2010 or 2009 fiscal year granted to each executive officer in accordance with FASB ASC Topic 718. The 2011 amounts assume forfeiture of the first year (25%) of the performance based restricted stock awards based on 2011 forecasted results as of the grant date. If the maximum outcome had been achieved, the total amounts recognized over the grant’s service period for each individual would have been: Dr. D’Ambra $139,997, Mr. Frost $69,998, Dr. Hagen $52,000, Ms. Henderson $109,947 and Dr. Sargent $82,450. See Note 11 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying the valuation of these equity awards. Please also see our discussions under “Long Term Incentive Compensation.”

(3)	This column represents the aggregate grant date fair value of option awards with respect to the 2011, 2010, or 2009 fiscal year granted to each of the named executives in accordance with FASB ASC Topic 718. For stock options, fair value is calculated using the Black-Scholes calculated value on the date of the grant. The 2011 amounts assume forfeiture of the first year (25%) of the performance based option grants based on 2011 forecasted results as of the grant date. If the maximum outcome had been achieved, the total amounts recognized over the grant’s service period for each individual would have been: Dr. D’Ambra $206,400, Mr. Frost $103,200, Dr. Hagen $77,400, Ms. Henderson $283,100 and Dr. Sargent $121,800. See Note 11 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying the valuation of these equity awards. Please also see our discussions under “Long Term Incentive Compensation.”
(4)	This column represents earnings derived from payments from our annual incentive program. Each named executive was eligible to receive a payment based on the achievement of personal, departmental and corporate goals set for 2011, 2010, or 2009, assuming that they were employed during that year but no such payments were made for fiscal years 2010 and 2011.
(5)	See the All Other Compensation Table herein for additional detailed information.

All Other Compensation

	Year	Payments Related to 401(k) Match(1)	Value of Life Insurance Premiums(2)	Tech Development Incentive Program(3)	Total
Thomas D’Ambra, Ph.D.	2011	$11,000	$2,322	$3,556,148	$3,569,470
	2010	$11,000	$2,322	$3,452,278	$3,465,600
	2009	$11,000	$1,290	$3,444,300	$3,456,590
Mark Frost	2011	$8,250	810.16	$—	$9,060
	2010	$8,250	$810	$—	$9,060
	2009	$8,250	$841	$—	$9,091
Steven Hagen, Ph.D.	2011	$11,000	$1,194	$—	$12,194
	2010	$10,411	$1,242	$—	$11,653
	2009	$8,250	$841	$—	$9,091
Lori M. Henderson	2011	$9,808	$1,051	$—	$10,859
Bruce J. Sargent, Ph.D.	2011	$11,000	$2,322	$5,100	$18,422
	2010	$9,991	$2,302	$750	$13,043
	2009	$10,213	$2,365	$11,000	$23,578

(1)	This column reports Company matching contributions to the named executives’ 401(k) savings account. Subject to caps imposed by the IRS, we provide a net contribution equal to 50% of salaried employees’ contribution to the 401(k) savings plan up to a maximum of 10% of salary.
(2)	This column represents taxable value of premiums made on the part of the Company to cover term life insurance for each of the named executive officers in the amount of two (2) times their base salary of the prior calendar year.
(3)	AMRI maintains a Technology Development Incentive Plan. In each year, Dr. D’Ambra was eligible for a payment under the Plan named as the inventor in our key Allegra patents and is eligible for payments of 10% of the royalties received from sanofi-aventis under the terms of license agreements in place between AMRI and Sanofi. In addition, Dr. Sargent participated in the development of certain of the key compounds licensed to Bristol-Myers Squibb in 2005 and has received payments in connection with milestone awards paid to the Company by Bristol-Myers Squibb pursuant to the terms of the Company’s agreement with Bristol-Myers Squibb. For a description of the Technology Development Incentive Plan, see the “Compensation Discussion and Analysis Technology Development Incentive Plan” section of this proxy statement.

Grants of Plan-Based Awards

The following table provides information pertaining to equity awards granted to the named executives in 2011 as well as the non-equity incentive award potential for the named executive officers for the attainment of an incentive payout at the listed level, as explained in “Annual Non-Equity Incentive Awards” section of the Compensation Discussion and Analysis.

					Option and Stock Awards
		Estimated Future Payouts Under Non Equity Incentive Plan Awards(1):			All other Stock Awards: Number of Shares of Stock or units	All other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(3)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Superior ($) (e)	(#)(2) (f)	(#)(2) (g)	(h)	(i)
Thomas D’Ambra, Ph.D.	6/2/2011	120,000	240,000	360,000		80,000	$5.25	$206,400
	6/2/2011				26,666			$139,997
Mark Frost	6/2/2011	81,112	162,225	243,337		40,000	$5.25	$103,200
	6/2/2011				13,333			$69,998
Steven Hagen, Ph.D.	6/2/2011	55,167	110,337	165,500		30,000	5.25	$77,400
	6/2/2011				10,000			$52,500
Lori M. Henderson	2/4/2011	60,000	120,200	180,000		80,000	4.87	$192,800
	2/4/2011				10,000			$48,700
	6/2/2011					35,000	5.25	$90,300
	6/2/2011				11,666			$61,427
Bruce J. Sargent, Ph.D.	1/5/2011	56,000	112,000	168,000		15,000	5.99	$44,400
	1/5/2011				5,000			$29,950
	6/2/2011					30,000	5.25	$77,400
	6/2/2011				10,000			$52,500

(1)	Columns (c), (d), and (e) reflect the Named Executive Officer’s (NEO) potential payments for attaining the level “Threshold”, “Target” or “Superior” for attainment of their 2011 Goals and Objectives. No such payments were made for 2011. For a description on the attainment of 2011 Goals and Objectives, see the “Compensation Discussion and Analysis — Fiscal Year 2011 Non Equity Award Decisions” section of this proxy statement. For Dr. Hagen, such amounts are based on his base salary, not including any temporary increase to such base salary.
(2)	Restricted stock and non-qualified stock option awards vest as follows: For Dr. D’Ambra 100% of the June 2, 2011 awards vest 25% each year on the anniversary of the date of grant based on the achievement of the 2011 Performance Targets. For the other Named Executive Officers, 50% of the awards vest equally on the first four anniversaries of the date of grant and the remaining 50% vest 25% each year on the anniversary of the date of grant based on the achievement of the 2011 Performance Targets. For Ms. Henderson, the February 4, 2011 award vests equally on the first four anniversaries of the date of grant and was granted to Ms. Henderson at the time that she joined the Company. For Dr. Sargent the awards made in January 5, 2011 vest 60% on the third anniversary of the date of grant and 20% per year on the following two anniversaries of the date of grant. Please also see the further discussion under “Long Term Incentive Compensation.”

(3)	Column (i) shows the full grant date fair value of restricted stock awards and stock options under FASB ASC Topic 718 granted to the named executives in 2011 under our 2008 Plan before forfeiture assumptions. The grant date fair value shown for restricted stock awards and option awards are accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, refer to Note 11 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 15, 2012. These amounts reflect the Company’s accounting expense, and do not necessarily correspond to the actual value that will be recognized by the named executives.

Option Exercises and Stock and Vested Stock Options

The following table sets forth certain information regarding restricted stock awards vested during 2011 for the named executive officers. There were no options exercised during 2011 by the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mark Frost	3,920	$17,517
Steven Hagen, Ph.D.	6,200	$22,037
Bruce Sargent, Ph.D.	3,200	$14,265

(1)	Value realized is calculated on the basis of the closing price of our Common Stock as reported on NASDAQ on the date of the vesting, multiplied by the number of shares of Common Stock that vested.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table provides information on the holdings of stock options and stock awards by the named executives on December 31, 2011. This table includes unexercised and unvested options and restricted stock. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is based on the option or stock award grant date, as described in more detail in the footnotes to the table.

The market value of the stock awards is based on the closing market price of AMRI stock as of December 31, 2011, which was $2.93.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(2)	Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas E. D’Ambra, Ph.D.	06/02/2011		60,000	5.25	06/02/2021	06/02/2011	20,000	58,600
Mark T. Frost	12/03/2004	120,000		11.11	12/03/2014	03/05/2007	800	2,344
	05/05/2006	7,200		10.03	05/05/2016	03/17/2008	1600	4,688
	03/05/2007	12,000		9.34	03/05/2017	03/16/2009	4,000	11,720
	03/17/2008	9,600	2,400	11.21	03/17/2018	03/08/2010	4,000	11,720
	03/16/2009	7,200	4,800	8.31	03/16/2019	06/02/2011	11,666	34,181
	03/08/2010		12,000	8.90	03/08/2020
	06/02/2011		35,000	5.25	06/02/2021
Steve Hagen, Ph.D.	03/05/2007	2,400	600	9.34	03/05/2017	03/05/2007	200	586
	03/17/2008	4,500	3,000	11.21	03/17/2018	03/17/2008	1,000	2,930
	11/03/2008	9,000	6,000	13.20	11/03/2019	11/03/2008	2,000	5,860
	03/16/2009		10,500	8.31	03/16/2019	03/16/2009	3,500	10,255
	03/08/2010		10,500	8.90	03/08/2020	03/08/2010	3,500	10,255
	06/02/2011		26,250	5.25	06/02/2021	06/02/2011	8,750	25,638
Lori M. Henderson	02/04/2011		80,000	4.87	02/04/2021	02/04/2011	10,000	29,300
	06/02/2011		30,625	5.25	06/02/2021	06/02/2011	10,208	29,909
Bruce J. Sargent, Ph.D.	05/24/2002	5,000		21.65	05/24/2012	03/05/2007	500	1,465
	02/05/2004	20,000		15.85	02/05/2014	03/17/2008	1,400	4,102
	02/06/2003	8,500		15.35	02/06/2013	03/16/2009	3,500	10,255
	05/05/2006	6,000		10.03	05/05/2016	03/08/2010	3,500	10,255
	03/05/2007	6,000	1,500	9.34	03/05/2017	01/05/2011	5,000	14,650
	03/17/2008	6,300	4,200	11.21	03/17/2018	06/02/2011	8,750	25,638
	03/16/2009		10,500	8.31	03/16/2019
	03/08/2010		10,500	8.90	03/08/2020
	01/05/2011		15,000	5.99	01/05/2021
	06/02/2011		26,250	5.25	06/02/2021

(1)	The stock option and restricted stock awards made to each executive officer on June 2, 2011 include 100% performance based vesting for Dr. D’Ambra and 50% performance-based vesting for the other executives. The performance criteria for such awards required that the Company achieve 20% growth in revenue during 2011 as compared to 2010. Following the completion of the fiscal year and the conclusion of the audit, it was clear that such performance criteria were not achieved and therefore 25% of the performance based awards were deemed to be forfeited notwithstanding the fact that the terms of each such option agreement indicate that the vesting of such award will occur on the anniversary of the date of grant and as such that the actual forfeiture would occur on such date. The named executive officers continue to be eligible to earn the remaining 75% of such award as the 20% revenue growth targets are established each year based on the actual revenue achieved at the end of each prior calendar year.
(2)	For all invested options and restricted stock granted prior to 2011, the vesting terms were 60% vesting on the third anniversary of the date of grant, 20% vesting on the fourth anniversary of the date of grant and 20% on the fifth anniversary of the date of grant. This vesting schedule also applies to the grants made to Dr. Sargent on January 5, 2011. The other stock options and restricted shares granted in 2011, including those to Ms. Henderson on February 4, 2011, contain a vesting schedule that provides for 25% vesting on each anniversary of the date of grant.

Agreements with Named Executive Officers

The Company is party to employment agreements with each of the named executive officers, Dr. D’Ambra, Mr. Frost, Ms. Henderson, Dr. Hagen and Dr. Sargent. These agreements were amended in April 2012. The terms of the agreements are substantially similar, except with respect to stated minimum annual base salary, and with respect to benefits payable upon termination of employment upon a change of control and potential gross-up payments. For a description of the amended agreements, please see our discussion in the Compensation Discussion and Analysis section of this proxy statement under the “Employment Agreements and April 2012 Amendments thereto” section. The following description sets forth the terms of agreements with named executive officers prior to the April 2012 amendments.

If the Company elects not to extend Dr. D’Ambra’s employment agreement for any reason, or if his employment is terminated by the Company without cause (as defined in the employment agreement) or by him upon a material breach of the agreement by the Company, the Company will continue to pay him his base salary for two years, plus an amount equal to Dr. D’Ambra’s non-equity incentive award paid for the year prior to the year of termination, payable in monthly installments over this two year period. The other named executive officers have similar provisions; however, they will be paid for a period of one year.

If there is a change of control (as defined in the employment agreements) and within two (2) years following a change in control the executive’s employment is terminated without cause or the executive resigns for good reason (as defined in the employment agreement), then such executive will be entitled to receive a severance amount equal to the sum of a multiple of (i) the executive’s annual base salary, plus (ii) the executive’s non-equity incentive award received in respect of the immediately preceding year payable in a lump sum. The multiple of the base salary and non-equity incentive award to be paid by the Company to Dr. D’Ambra upon the termination of his employment following a change of control is three times, and the multiple of base salary and non-equity incentive award to be paid by the Company to Mr. Frost, Ms. Henderson, Dr. Hagen and Dr. Sargent upon the termination of their employment following a change of control is 1 times. Any payment of severance by the Company is subject to the executive signing a release of claims in a form satisfactory to the Company. The employment agreements require that payments and benefits to each named executive officer, other than Mr. Frost and Dr. D’Ambra will be reduced to the extent necessary to avoid the imposition of the 20% excise tax under Section 4999 of the Code or loss of deduction under Section 280G of the Code. The employment agreements with Dr. D’Ambra and Mr. Frost provide tax gross-up payments in the event they become subject to the 20% golden parachute excise tax under Section 4999 of the Code. Such gross-up payments are not included in the amended employment agreements, please see our discussion in the Compensation Discussion and Analysis under the “Employment Agreements and April 2012 Amendments thereto” section of this proxy statement.

The executives will also be entitled to outplacement services and continued health and dental coverage (for a period of 36 months for Dr. D’Ambra and 12 months for other executives) following such termination in connection with any termination of employment of the Company without cause or a resignation for good reason.

Under the employment agreements, if an executive’s employment is terminated by the Company in connection with the executive’s disability, or due to the executive’s death, the executive will be eligible to receive a pro-rated bonus with respect to the year of termination and, in the case of a permanent disability, will be entitled to receive continued medical and dental insurance benefits under the Company’s health and welfare plans for a period of 12 months following such termination. The Company has also entered into Employee Innovation, Proprietary Information, and Post-Employment Activity Agreements with its named executive officers. Each agreement provides that, among other things, during the twenty four (24) month period immediately following the termination of his employment with the Company, the named executive officer, except in the case of Mr. Frost and Ms. Henderson whose agreements provide for a twelve (12) month period, will not engage, directly or indirectly, in the sale or performance of any services for a customer for whom he or she performed services at any time during the twelve-month period immediately preceding the termination of his or her employment, nor solicit the Company’s employees during that period.

Potential Payments Upon Termination or Change-in-Control

The table below details the potential payments to the executives under the circumstances of termination that is listed. The amounts listed in the table represent the total payment to be made for that compensation/benefit element, not an annual amount. In accordance with the rules of the Securities Exchange Commission, the table below is prepared as if the relevant event occurred on December 31, 2011; based on the compensation arrangements in place for each named executive officer as of that date. As noted in the Compensation and Discussion and Analysis section of this proxy statement, the employment agreements for each named executive officer were amended in April, 2012. In order to give a clear understanding of the benefits that would be payable in each circumstance under the terms of the amended agreements, the total amount for each executive officer in each circumstance are set forth in the footnotes to this table.

		Voluntary		Involuntary
Payments and Benefits	Name	Employee Termination Without Good Reason	Employee Termination upon Company Breach	Termination Without Cause	Termination for Cause	Termination upon Death or Disability(5)	Change of Control Without Termination(6)	Termination after Change-in-Control(7)
Cash Severance(1)	D’Ambra	—	800,000	800,000	—	—	—	1,200,000
	Frost	—	360,000	360,000	—	—	—	360,000
	Hagen	—	275,834	275,834	—	—	—	275,834
	Henderson	—	300,000	300,000	—	—	—	300,000
	Sargent	—	280,000	280,000	—	—	—	280,000
Bonus Component(1)	D’Ambra	—	—	—	—	—	—	—
	Frost	—	—	—	—	—	—	—
	Hagen	—	—	—	—	—	—	—
	Henderson	—	—	—	—	—	—	—
	Sargent	—	—	—	—	—	—	—
Stock Options(2)	D’Ambra	—	—	—	—	—	—	—
	Frost	—	—	—	—	—	—	—
	Hagen		—	—				—
	Henderson	—	—	—	—	—	—	—
	Sargent		—	—	—	—	—	—
Restricted Stock(2)	D’Ambra	—	—	—	—	—	58,600	58,600
	Frost	—	—	—	—	—	64,653	64,653
	Hagen	—	—	—	—	—	55,524	55,524
	Henderson	—	29,300	29,300	—	—	59,209	59,209
	Sargent	—			—	—	66,356	66,356
Health Care Benefits(3)	D’Ambra	—	24,923	24,923	—	7,677	—	24,923
	Frost	—	10,932	10,932	—	10,932	—	10,932
	Hagen	—	10,932	10,932	—	10,932	—	10,932
	Henderson	—	10,932	10,932	—	10,932	—	10,932
	Sargent	—	10,377	10,377	—	10,377	—	10,377
Outplacement(4)	D’Ambra	—	12,000	12,000	—	—	—	12,000
	Frost	—	12,000	12,000	—	—	—	12,000
	Hagen	—	12,000	12,000	—	—	—	12,000
	Henderson		12,000	12,000	—	—	—	12,000
	Sargent		12,000	12,000				12,000
Total(8)	D’Ambra	—	836,923	836,923	—	7,677	58,600	1,295,523
	Frost	—	382,932	382,932	—	10,932	64,653	447,585
	Hagen	—	298,766	298,766	—	10,932	55,524	354,290
	Henderson	—	322,932	322,932	—	10,932	59,209	382,141
	Sargent	—	302,377	302,377	—	10,377	66,356	368,733

(1)	Dr. D’Ambra’s employment agreement provides for 24 months of severance salary and prior year’s bonus in the event a termination due to “termination without cause,” or by “company breach.” The agreement provides for 36 months of severance salary and prior year’s bonus in the event of termination due to a change in control, provided the termination occurs within two years of the change in control. The other employment agreements, prior to their amendment in April 1, 2012 provided for 12 months of severance salary and prior year’s bonus in the event a termination due to “termination without cause,” or by “company breach” whether before or within 2 years of a change of control. For Dr. Hagen, the amounts are calculated with reference to his base salary not including the temporary increase.
(2)	This amount represents the intrinsic value (that is, the value based upon the Company’s stock price on December 30, 2011 of $2.93 per share), and in the case of options minus the exercise price of equity awards that would become exercisable as of December 31, 2011. Ms. Henderson has a provision in her employment agreement which requires accelerated vesting of certain options and restricted stock granted to Ms. Henderson when she joined the Company in the event Ms. Henderson is terminated without Cause or upon Company Breach, as such terms are defined in her employment agreement.
(3)	The amounts indicated are equal to the cost to the Company minus employee paid premiums for the executive’s health and dental insurance premiums. In 2011, such cost to the Company for health and dental insurance is calculated at $911.00/month or $864.75/month, or $639.75/month depending on plan status. Dr. D’Ambra’s agreement provides for three (3) years of health and dental coverage. An increase rate of 8% was assumed for determining the calculations for the final 2 of 3 years.
(4)	The amount shown in this row represents the value of services provided by a third party to assist the executives in obtaining a new position. AMRI utilizes a global employment transition service firm to provide outplacement job search assistance to terminated executives. The fee listed reflects the negotiated outplacement fee to assist a senior executive in their job search for a period of one year.
(5)	Each executive’s agreement provides that “upon death or disability,” the executive would receive a pro rata non-equity incentive award based on the number of days the executive worked in the year prior to death or disability. Because the Company’s performance results were not achieved in 2011, no executive officer received a non-equity incentive payment in 2011 and as such no amounts are included in this column.
(6)	Upon a change of control without termination, each executive’s agreement contains a provision wherein all outstanding stock options, restricted stock, or other equity awards immediately vest. The amounts in this column reflect the potential earnings under the change of control without termination scenario.
(7)	Each executive’s agreement contains a “double-trigger” event wherein a change-in-control event coupled with a termination within twenty-four (24) months results in the amounts reflected in this column.
(8)	In the event that the executive was terminated on December 31, 2011 and both the base salaries as adjusted in April 2012 and the employment agreements, as amended in April 2012, were in effect, the following would be the total amounts received by each executive in each circumstance:

Name	Employee Termination Without Good Reason	Employee Termination upon Company Breach	Termination Without Cause	Termination for Cause	Termination upon Death or Disability	Change of Control Without Termination	Termination after Change-in- Control
D’Ambra	—	876,923	876,923	—	7,677	318,600	1,355,523
Frost	—	400,932	400,932	—	10,932	226,878	654,585
Hagen	—	312,558	312,558	—	10,932	165,858	512,895
Henderson	—	367,232	367,232	—	10,932	179,209	554,641
Sargent	—	316,377	316,377	—	10,377	178,356	529,733

COMPENSATION OF DIRECTORS

Our directors who are also employees receive no additional compensation for their services as directors. Our non-employee directors are compensated in accordance with a compensation policy that has been determined by the Compensation Committee of the Board. In 2008, a market analysis of Board Compensation practices was conducted by independent compensation consultants PM&P at the request of the Compensation Committee. PM&P presented information to the Compensation Committee regarding each component of compensation and information regarding total compensation versus the competitive market using the Peer Group. This analysis was updated during 2011, particularly with reference to the newly approved peer group of companies that was developed for both the executive compensation and director compensation reviews. Taking into consideration PM&P’s findings and recommendations, the director cash compensation did not change for the year 2011.

During 2011, we paid our non-employee directors:

•	An annual retainer of $30,000
•	$2,000 for each Board of Directors meeting attended
•	$1,000 for each Board of Directors meeting where participation was by teleconference
•	$1,000 to members of each committee for each committee meeting attended
•	$500 to members of each committee for each committee teleconference
•	$13,500 to the Lead Independent Director
•	$13,500 to the chair of the Audit Committee
•	$10,000 to the chair of each of the Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee
•	Annual grant of 10,000 non-qualified stock options to purchase common stock with an exercise price equal to the fair market value on the date of grant which is five days after the annual shareholder’s meeting.

Non-employee directors also are reimbursed for reasonable expenses incurred in attending Board of Directors and Committee meetings. Directors receive no additional compensation for informal Board or Committee meetings.

The Board of Directors requires non-employee directors to own AMRI shares. The Board adopted a policy requiring that the annual fee paid to each non-employee director will be paid half in cash and half in a grant of common stock of the Company until such time as such director holds common stock of the Company having a fair market value of at least $100,000. At that time, the non-employee director may receive a greater portion of his annual retainer fee in the form of cash subject to this minimum holding requirement. At any time, non-employee directors may choose to receive a greater portion of their annual retainer fee in the form of common stock.

AMRI does not provide termination or change of control agreements for non-employee directors, nor are any perquisites or life insurance premium payments offered to the directors.

Director Compensation Table

Name	Year	Fees Earned or Paid in Cash(1) ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Total ($)
Paul Anderson, Ph.D.	2011	45,001	14,999	26,000	86,000
Veronica Jordan, Ph.D.	2011	44,501	14,999	26,000	85,500
Gabriel Leung	2011	34,501	14,999	26,000	75,500
Kevin O’Connor	2011	36,501	20,000	26,000	82,501
Arthur Roth	2011	51,220	10,280	26,000	87,500
Una Ryan, Ph.D.	2011	46,001	14,999	26,000	87,000

(1)	Directors’ annual retainer was paid 50% in cash and 50% in AMRI stock until such time as the Director holds AMRI stock with a minimum value of at least $100,000. At any time, non-employee Directors may choose to receive a greater portion of their annual retainer fee in the form of common stock. Award values in the column labeled Stock Awards (1) reflect such payments.
(2)	This column represents the aggregate grant date fair value of awards in accordance with FASB ASC Topic 718. Fair value is calculated using the average of the high and low price on the date of the stock award grant.
(3)	This column represents the aggregate grant date fair value of stock options granted to the directors. The fair value was estimated using the Black-Scholes option-pricing model in accordance with the FASB ASC Topic 718. The following directors have outstanding option awards as of the 2011 fiscal year-end: Dr. Anderson (70,000), Dr. Jordan (50,000), Mr. Leung (20,000), Mr. O’Connor (70,000), Mr. Roth (65,000), and Dr. Ryan (50,000).

Compensation Committee Interlocks and Insider Participation

During 2011, Dr. Jordan, Dr. Anderson and Mr. O’Connor served as members of the Compensation Committee. During the last year, no executive officer of the Company served as: (i) a member of the Compensation Committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a Director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a Director of the Company.

Related Party Transactions

Dr. D’Ambra is entitled to payments under the Company’s Technology Development Incentive Plan for amounts paid to the Company under the license agreement with sanofi-aventis, including 10% of all royalties paid to the Company. During 2011, Dr. D’Ambra earned the right to receive payments in the aggregate amount of $3,452,278 under this plan. Please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 15, 2012 for information on the Company’s licensing agreement with sanofi-aventis.

Mr. O’Connor is the Chief Executive Officer of Tech Valley Communications, a telecommunications company which services the Albany, New York region. During 2011, Tech Valley Communications was one of the providers of telephone and internet services to the Company. Tech Valley Communications was paid $190,000 for services rendered to the Company in 2011.

Audit Committee Report

The Audit Committee reviews AMRI’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. KPMG LLP, our Company’s independent auditor for 2011, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles. In addition, KPMG will express its own opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2011, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG the matters that are required to be discussed by professional standards. The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence. The Audit Committee has concluded that KPMG’s provision of audit and non-audit services to AMRI and its affiliates are compatible with KPMG’s independence. Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2011 be included in our Annual Report on Form 10-K for 2011. This report is provided by the following independent directors, who comprise the Audit Committee:

Audit Committee
Arthur Roth, Chairman Veronica Jordan, Ph.D. Gabriel Leung

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of April 16, 2012 of (i) each person known by the Company to beneficially own five percent or more of the outstanding shares of the Company’s Common Stock, (ii) the directors and executive officers of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number	Percent(2)
Executive Officers
Thomas E. D’Ambra, Ph.D.(3)	4,651,234	15.1%
Mark T. Frost(4)	235,599	*
Bruce Sargent, Ph.D.(5)	111,716	*
Steven Hagen, Ph.D.(6)	63,196	*
Lori Henderson(7)	62,149	*
Directors
Kevin O’Connor(8)	83,353	*
Arthur J. Roth(9)	85,000	*
Paul S. Anderson, Ph.D.(10)	78,353	*
Veronica G.H. Jordan, Ph.D.(11)	67,081	*
Una S. Ryan, Ph.D., O.B.E.(12)	63,817	*
Gabriel Leung(13)	33,254	*
All executive officers and directors as a group (11 persons)	5,534,752	18.0%
Five Percent Shareholders
Constance M. D’Ambra(14)	4,604,568	15.1%
Bessemer Trust Company of Delaware N.A.(15)	3,065,189	10.0%
Dimensional Fund Advisors LP(16)	2,551,443	8.3%
Pekin Singer Strauss Asset Management(17)	2,094,956	6.8%
Royce & Associates, LLC(18)	1,628,244	5.3%

*	Less than 1%.
(1)	The address of all listed Executive Officers and Directors is c/o Albany Molecular Research, Inc., 26 Corporate Circle, P.O. Box 15098, Albany, New York 12212-5098.
(2)	All percentages have been determined as of April 16, 2012 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes voting and/or investment power with respect to the Company’s shares of Common Stock. Unless otherwise indicated, to the knowledge of the Company, the named person possesses sole voting and investment power with respect to their shares. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days after April 16, 2012. For purposes of computing the percentage of outstanding shares of the Company’s Common Stock held by each person or group of persons named above, any shares of Common Stock which such person or persons has or have the right to acquire within 60 days after April 16, 2012 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of April 16, 2012, a total of 30,770,993 shares of Common Stock were issued and outstanding.
(3)	Includes 4,604,568 shares owned jointly by Dr. and Mrs. D’Ambra, as to which shares Dr. and Mrs. D’Ambra share voting and investment power. Excludes 3,065,189 shares held by the Bessemer Trust Company of Delaware N.A. (“Bessemer”), as to which shares Dr. D’Ambra does not have or share the power to vote or dispose. Dr. D’Ambra’s beneficial ownership includes 46,666 restricted shares.

(4)	Mr. Frost’s beneficial ownership includes 5,000 shares subject to options becoming exercisable within 60 days of the record date and 29,732 restricted shares.
(5)	Dr. Sargent’s beneficial ownership includes 3,750 shares subject to options becoming exercisable within 60 days of the record date and 28,100 restricted shares.
(6)	Dr. Hagen’s beneficial ownership includes 3,750 shares subject to options becoming exercisable within 60 days of the record date and 24,900 restricted shares.
(7)	Ms. Henderson’s beneficial ownership includes 4,375 shares subject to options becoming exercisable within 60 days of the record date and 27,916 restricted shares.
(8)	Mr. O’Connor’s beneficial ownership includes 10,000 shares subject to options becoming exercisable within 60 days of the record date.
(9)	Mr. Roth’s beneficial ownership includes 10,000 shares subject to options becoming exercisable within 60 days of the record date.
(10)	Dr. Anderson’s beneficial ownership includes 10,000 shares subject to options becoming exercisable within 60 days of the record date.
(11)	Dr. Jordan’s beneficial ownership includes 10,000 shares subject to options becoming exercisable within 60 days of the record date.
(12)	Dr. Ryan’s beneficial ownership includes 10,000 shares subject to options becoming exercisable within 60 days of the record date.
(13)	Mr. Leung’s beneficial ownership includes 10,000 shares subject to options becoming exercisable within 60 days of the record date.
(14)	Includes 4,604,568 shares owned jointly by Dr. and Mrs. D’Ambra, as to which shares Dr. and Mrs. D’Ambra share voting and investment power. Excludes 3,065,189 shares held by the Bessemer Trust Company of Delaware N.A. (“Bessemer”), as to which shares Mrs. D’Ambra does not have or share the power to vote or dispose. The address for Mrs. D’Ambra is c/o Albany Molecular Research, Inc. 26 Corporate Circle, P.O. Box 15098, Albany, New York 12212-5098.
(15)	Includes (i) 1,021,729.67 shares held by the BTDEL TTEE of Thomas D’Ambra Family Trust I UAD 2/26/97 FBO Abigail D’Ambra, (ii) 1,021,729.67 shares held by the BTDEL TTEE of Thomas D’Ambra Family Trust I UAD 2/26/97 FBO Geoffrey D’Ambra, and (iii) 1,021,729.66 shares held by the BTDEL TTEE of Thomas D’Ambra Family Trust I UAD 2/26/97 FBO Agatha D’Ambra, based on information provided by the trustee of the above three trusts, Bessemer Trust Company of Delaware N.A. (“Bessemer”). Bessemer has voting and dispositive power (based on directions provided by Stuart Cable as the “Special Holding Direction Adviser” under the trusts) and, accordingly, Bessemer and Mr. Cable are the beneficial owners of all shares held by the above three trusts. The address is 1007 Orange Street, Suite 1450, Wilmington, DE 19801. Bessemer and Mr. Cable disclaim any pecuniary interest in the shares held by the above three trusts.
(16)	Based on information set forth in Schedule 13G/A filed under the Exchange Act on February 14, 2012 by Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(17)	Based on information set forth in Schedule 13G filed under the Exchange Act on February 13, 2012 by Pekin Singer Strauss Asset Management, a registered investment advisor. The address of Pekin Singer Strauss is 215 Clark Street, Suite 3325, Chicago, IL 60603.
(18)	Based on information set forth in Schedule 13G filed under the Exchange Act on January 5, 2012 by Royce & Associates, LLC, a registered investment advisor. The address of Royce & Associates, LLC, 745 Fifth Avenue, New York, New York 10151.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company may, if required, engage a proxy solicitation firm to assist in soliciting proxies by telephone, telegram or mail. In such event, the Company would pay the entire cost of such solicitation which would be expected to be less than $10,000.

HOUSEHOLDING OF PROXY MATERIALS

Our 2011 Annual Report, including audited financial statements for the fiscal year ended December 31, 2011, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, we have undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if our Company has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, the Company will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, Attention: Lori M. Henderson, Secretary. If your household is receiving multiple copies of the Company’s Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, Attention: Secretary. Phone (518) 512-2200.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2013 annual meeting of stockholders must be received in writing by the Company by January 2, 2013. Such proposals must also comply with the requirements as to form and substance established by the Securities and Exchange Commission if such proposals are to be included in the proxy statement and form of proxy. Any such proposals should be mailed to: Albany Molecular Research, Inc., 26 Corporate Circle, P.O. Box 15098, Albany, New York 12212-5098, Attention: Secretary.

Stockholder proposals intended to be presented at the 2013 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be delivered to, or mailed and received at, Albany Molecular Research, Inc., 26 Corporate Circle, P.O. Box 15098, Albany, New York 12212-5098, together with all supporting documentation required by the Company’s Amended and Restated By-laws, not earlier than February 6, 2013 nor later than March 23, 2013; provided, however, that in the event that the annual meeting is scheduled to be held before May 7, 2013 or after August 5, 2013, notice must be so delivered not later than the close of business on the later of (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made by the Company. The proposal must also comply with the other requirements contained in the Company’s Amended and Restated By-laws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to the Securities and Exchange Commission’s rules governing the exercise of this authority.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On behalf of AMRI and its affiliates, the Audit Committee of the Board retained KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2011. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by KPMG. The chair of the Committee is authorized to pre-approve any audit and non-audit service on behalf of the Committee, provided such decisions are presented to the full Committee at its next regularly scheduled meeting. The aggregate fees billed by KPMG in 2011 and 2010 for these various services were:

Type of Fees	2011	2010
	($’s in 000’s)
Audit Fees	$974	$1,115
Audit-Related Fees	20	13
Tax Fees	7	9
All Other Fees
Total Fees.	$1,001	$1,137

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that AMRI paid to KPMG for the audit of AMRI’s annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of AMRI’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements including local reporting requirements in Hungary, India, the United Kingdom, and Singapore. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of AMRI’s financial statements and internal control over financial reporting. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the first three categories.

Representatives from KPMG will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock, to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such officers, directors and 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, the Company believes that all Section 16 filing requirements were satisfied for 2011.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Albany Molecular Research, Inc.

INTERNET
http://www.proxyvoting.com/amri
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
21841-1

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A "FOR" VOTE FOR ALL

Please mark your votes as indicated in this example ☒

	FOR	WITHHOLD
1. The Board of Directors has nominated one member to serve for a three year term.	☐	☐

Nominee:

Class II director 01 Kevin O'Connor for election.

	FOR	AGAINST	ABSTAIN
2. A ratification of the Company's selection of KPMG LLP as our independent auditor for the 2012 fiscal year.	☐	☐	☐
3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

4. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

RESTRICTED AREA - SCAN LINE

Mark Here for Address Change or Comments SEE REVERSE ☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person of the stockholders' corporation or partnership, stating his or her title or authority.

Signature ______________________ Signature ______________________ Date __________

You can now access your ***Albany Molecular Research, Inc.*** *account online.*

Access your Albany Molecular Research, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Albany Molecular Research, Inc., now makes it easy and convenient to get current information on your shareholder account.

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Visit us on the web at www.bnymellon.com/shareowner/equityaccess

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Electronic versions of the Albany Molecular Research, Inc. Annual Report and Proxy Statement are available at www.amriglobal.com/investor_relations

▼ FOLD AND DETACH HERE ▼

ALBANY MOLECULAR RESEARCH, INC.

21 CORPORATE CIRCLE, P.O. BOX 15098
ALBANY, NEW YORK 12212-5098
PROXY FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
JUNE 6, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALBANY MOLECULAR RESEARCH, INC.

THE UNDERSIGNED ACKNOWLEDGE(S) RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT, EACH DATED MAY 2, 2012, AND HEREBY CONSTITUTES AND APPOINTS THOMAS E. D'AMBRA, PH.D. AND MARK T. FROST (THE "PROXIES") AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE AND TO ACT ALONE, AND AUTHORIZES EACH OF THEM ACTING SINGLY, TO REPRESENT AND TO VOTE, AS DESIGNATED ON THE REVERSE SIDE OF THIS PROXY CARD, ALL SHARES OF COMMON STOCK OF ALBANY MOLECULAR RESEARCH, INC., HELD OF RECORD BY THE UNDERSIGNED ON APRIL 16, 2012, AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS (THE "ANNUAL MEETING") TO BE HELD ON WEDNESDAY, JUNE 6, 2012 AT 10:00 A.M., LOCAL TIME, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE SET FORTH IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RESOLUTIONS 1, 2 AND 3, APPEARING ON THE REVERSE SIDE HEREOF.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be marked, dated and signed, on the other side)

WO#
21841-1

RESTRICTED AREA - SIGNATURE LINE